EXHIBIT 10.1
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of May 13, 2008 (the “Effective Date”), by and between Dana Holding Corporation, a Delaware corporation (the “Company”) and James A. Yost (the “Executive”) (the Company and the Executive, collectively, the “Parties,” and each, a “Party”). In addition to the terms defined elsewhere herein, initial capitalized terms are defined in Section 30.
WITNESSETH:
     WHEREAS, the Executive has agreed to assume the position and duties of Executive Vice President and Chief Financial Officer of the Company on and after May 22, 2008 for a term as specified herein;
     WHEREAS, the Company wishes to employ the Executive as its Executive Vice President and its Chief Financial Officer;
     WHEREAS, the Executive has agreed to assume the position and duties of Executive Vice President and Chief Financial Officer of the Company for the term specified below; and
     WHEREAS, the Executive and the Company desire to enter into this Agreement.
     NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Company and the Executive agree as follows:
1.	Employment.
(a)	The Company will employ the Executive and the Executive will be employed by the Company upon the terms and conditions set forth herein.

(b)	The employment relationship between the Company and the Executive will be governed by the general employment policies and practices of the Company, including without limitation, those relating to the Company’s Standards of Business Conduct, confidential information and avoidance of conflicts, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement will control.
2.	Term. Subject to termination under Section 9, the Executive’s employment will be for a term of 36 months commencing on the Effective Date (the “Initial Employment Term”). At the end of the Initial Employment Term and on each of the next two succeeding anniversaries of the Effective Date, the Employment Term will be automatically extended by an additional 12 months (each, a “Renewal Term”), unless not less than 30 days prior to the end of the Initial Employment Term or any Renewal Term, either the Executive or the Company has given the other written notice (in accordance with Section 21) of non-renewal. The Executive will provide the Company with written notice of his intent to terminate employment with the Company at least 30 days prior to the effective date of such termination; the Company will provide the Executive with written notice of its intent to terminate the Executive’s employment with the Company at least 30 days prior to the effective date of such termination, unless the termination is for Cause.

3.	Position and Duties of the Executive.
(a)	The Executive will have such duties, responsibilities and authority as may be assigned to the Executive Vice President and Chief Financial Officer from time to time by the Board of Directors of the Company (the “Board”), any committee or person delegated by the Board, the Executive Chairman of the Board of Directors (the “Chairman”) or the Chief Executive Officer to whom the Executive will report. The Executive’s responsibilities are anticipated to include (but not be limited to) responsibility for financial controls; financial information; treasury management; defining the Company’s financial goals; driving financial performance through the product lines and business units; assuring access to capital markets; and communicating with industry analysts, institutional asset managers and appropriate regulatory agencies and auditors.

(b)	So long as such activities do not involve a breach of Section 3(a) or Sections 11, 12, 13 or 14 and do not significantly interfere with the performance of his duties hereunder, the Executive may participate in any governmental, educational, charitable or other community affairs or non-profit organizations during the Employment Term and, subject to the prior approval of the Board in its reasonable discretion, serve as a member of the governing board of any such organization. The Executive may not accept any position during the Employment Term with a for-profit enterprise without the prior approval of the Board in its reasonable discretion. The Executive may retain all fees and other compensation from any such service, and Company shall not reduce his compensation by the amount of such fees.
4.	Compensation.
(a)	Base Salary. During the Employment Term, the Company will pay to the Executive an annual base salary of $600,000.00 (the “Base Salary”), which Base Salary will be payable at the times and in the manner consistent with the Company’s general policies regarding compensation of the Company’s senior executives. The Base Salary will be reviewed periodically by the Compensation Committee and may be increased (but not decreased, except for across-the-board reductions generally applicable to the Company’s senior executives) from time to time in the Compensation Committee’s sole discretion.

(b)	Sign-on Incentive. The Company will pay a sign-on incentive to the Executive in the amount of $250,000.00 in the form of cash, to be paid within 7 days from the date he commences employment pursuant to this Agreement.

(c)	Incentive Compensation. The Executive will be eligible to participate in any short-term and long-term incentive compensation plans, annual bonus plans and such other management incentive programs or arrangements of the Company approved by the Board or the Compensation Committee that are generally available to the Company’s senior executives, including, but not limited to, the STIP, and the LTIP.
(i)	Annual Performance Bonus. During the Employment Term, the Executive will be eligible to participate in the 2008 STIP, with a 2008 threshold payout rate of 37.5% of Base Salary, a target bonus of 75% of Base Salary and a maximum payout rate of 187.5% of Base Salary (an “Annual Bonus Award”). The Executive will be entitled to a full year bonus opportunity for 2008 without pro-ration.

(ii)	Long-Term Performance Bonus. During the Employment Term, the Executive will be eligible to participate in any long-term incentive award program. The initial LTIP Award to the Executive shall be (A) 142,458 stock options valued in accordance with the Black-Scholes method at a value of $5.37 per share and (B) a threshold payout of 31,225 performance shares valued at $12.25 per share, a target payout of 62,449 performance shares valued at $12.25 per share and a maximum payout amount of 156,123 shares valued at $12.25 per share. Future LTIP award opportunities shall be based upon 255% of the value of the Executive’s then existing base salary, the value of such award to consist one-half in stock options and one-half in performance shares. LTIP awards are determined and granted by the Compensation Committee.

(iii)	Incentive compensation, including Annual Bonus Award and any long-term incentive award, if earned, will be paid when incentive compensation is customarily paid to the Company’s senior executives in accordance with the terms of the applicable plans, programs or arrangements.

(iv)	Pursuant to the Company’s applicable incentive or bonus plans as in effect from time to time, the Executive’s incentive compensation during the term of this Agreement may be determined according to criteria intended to qualify as performance-based compensation under Section 162(m) of the Code.

(v)	At the end of the Initial Employment Term and at the end of each Renewal Term (if any) including any termination of employment described in Sections 9(b), (c) and (d) below, all unvested LTIP as described in this subparagraph 4(c) shall be deemed fully vested and earned by the Executive based on corporate performance and shall be paid to the Executive at such dates and amounts as are in accordance with the terms and provisions of the LTIP.
(d)	Buyout. Within 7 days from the date the Executive commences employment pursuant to this Agreement, the Executive will receive (i) a cash payment of $401,440, (ii) 85,781 Dana stock options immediately fully vested and (iii) 26,753 shares of Dana common stock for the purpose of making the Executive whole from forfeited compensation from his prior employer consisting of accrued 2008 bonus, remaining 2006 special bonus and the cash-out of existing options and Restricted Stock Units.

(e)	Change in Control. In the event of a Change in Control, any unvested Option Shares or Performance Shares shall immediately vest and become exercisable. For purposes of this Agreement, the Nonqualified Stock Option Agreement and the Performance Shares Agreement, “Change in Control” shall have the meaning provided in the 2008 LTIP. The terms of this Agreement will supersede and take precedence over any terms of the Nonqualified Stock Option Agreement and the Performance Shares Agreement to the extent the terms of the Nonqualified Stock Option Agreement and the Performance Shares Agreement are contradictory or inconsistent with the terms of this Agreement. The Executive shall be immediately eligible for coverage, at his option, under any Change of Control Plan when approved by the Board of Directors.
5.	Benefits.
(a)	During the Employment Term, the Company will make available to the Executive, subject to the terms and conditions of the applicable plans, participation for the Executive and his eligible dependents in: (i) Company-sponsored employee welfare benefit plans (including health care, dental, life insurance and disability plans), programs and arrangements (the “Employee Plans”) and such other usual and customary benefits in which senior executives of the Company participate from time to time, provided however, that in lieu of eligibility for relocation assistance due to relocation hardship, the Executive will be provided a car and driver service from Bloomfield, Michigan to Toledo, Ohio as reasonably necessary and the use of a Company guest house from time to time and at such times as the Executive may request (subject to availability), and (ii) such fringe benefits and perquisites as may be made available to senior executives (including but not limited to inclusion in any future change in control plan or agreement adopted by the Company and immediate eligibility for a Perquisite Allowance of $35,000.00), provided however, that eligibility for D & O indemnity insurance and other benefits and perquisites available from plans and programs provided specifically to other executive officers will be immediate upon the beginning of his employment with the Company in accordance with the specific terms of such plans and programs. At the Executive’s election, he may “opt out” of life, disability, health care and dental coverage for the Executive and his family and instead receive the “opt out” payment provided by the Company’s plan.

(b)	The Executive acknowledges that the Company may change its benefit programs from time to time which may result in certain benefit programs being amended or terminated for its senior executives generally provided, however, that no such change would result in a proportionately greater reduction in the rights or benefits to the Executive as compared with any other executives of the Company.

(c)	The Company will provide the Executive with a supplemental retirement benefit in the form and amounts as set forth in the Supplemental Executive Retirement Plan (the “SERP) attached hereto.

(d)	The Executive shall receive an executive physical examination at the Company’s sole cost to occur in 2008 at either the Mayo Clinic, the Cleveland Clinic or the like as the Executive may determine. Thereafter, the Executive will be immediately eligible for any executive physical plan or program subsequently adopted by the Company.

(e)	The Company will reimburse the Executive for the reasonable legal fees and expenses incurred by the Executive in connection with negotiation and documentation of this Agreement and the Plan attached hereto.

(f)	To the extent the Executive must include as compensation the value of the car and driver service and the use of the Company guest house described in subparagraph (a) above, such compensation shall be “grossed up” to the Executive to account for the income taxes payable by the Executive with respect to such value.

(g)	(i)	To the extent any compensation received under the Nonqualified Stock Option Agreement, the Performance Shares Agreement, or under this Agreement would be subject to the tax imposed by Section 4999 of the code (the “Excise Tax”), the Company will pay Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive shall be equal to the compensation Executive would have received had there been no Excise Tax imposed.

	(ii)	Upon any payment to Executive in connection with a Change in Control or a termination of this Agreement, the Company shall, at the

Company’s expense, cause an independent public accounting firm mutually agreeable to the Company and Executive to determine whether the payment would be subject to any Excise Tax and if so, the amount of the Gross-Up Payment. Such accounting firm shall provide detailed supporting calculations to both the Company and the Executive within 15 business days after receiving notice that such payments have been made (or at such earlier time as requested by the company). If the accounting firm determines that no Excise Tax is payable by Executive, the accounting firm shall provide Executive with a written opinion that the failure to report an excise tax on Executive’s applicable federal income tax return would not result in the imposition of any penalty. In the event the Excise Tax is subsequently determined to be less than the amount taken into account in calculating the Gross-Up Payment, Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction. In the event that the Excise Tax is determined to exceed the amount taken into account (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up payment to Executive in respect of such excess (plus any penalty, interest of Excise Tax payable with respect to such excess) at the time that the amount of such excess is finally determined, such that Executive retains the same amount of compensation and benefits Executive would have received had there been no Excise Tax imposed.

(iii)	The Company shall pay the Gross-Up Payment not later than the fifth day following the date of termination of this Agreement (or if there is no termination, the fifth day following the date of the Change in Control); provided, however, that if the amount of the Gross-Up Payment cannot be finally determined on or before such day, the Company shall pay Executive on such day an estimate determined in good faith by the Company of the minimum amount of such payment and shall pay the remainder of such payment as soon as the amount thereof can be determined but in no event later than the thirtieth day after the date of termination (or the date of the Change in Control, as the case may be).
6.	Expenses. The Company will pay or reimburse the Executive for reasonable and necessary business expenses incurred by the Executive in connection with his duties on behalf of the Company in accordance with the policies, as may be amended from time to time, or any successor policy, plan program or arrangement thereto and any other of its expense policies applicable to senior executives of the Company.

7.	Vacation. In addition to such holidays, sick leave, personal leave and other paid leave as is allowed under the Company’s policies applicable to senior executives generally, the Executive will be eligible to participate in the Company’s vacation policy in accordance with the Company’s policy generally applicable to senior executives. The duration of such vacations and the time or times when they will be taken will be determined by the Executive in consultation with the Executive Chairman or Chief Executive Officer.

8.	Place of Performance. In connection with his employment by the Company, the Executive will be based at the principal executive offices of the Company in the greater Toledo, Ohio area (the “Place of Performance”). The Executive is not, and shall not be, required to relocate his residence from Bloomfield, Michigan to the greater Toledo, Ohio area as a condition of his employment.

9.	Termination. For purposes of this Section 9, no payment that would otherwise be made and no benefit that would otherwise be provided upon a termination of employment will be made or provided until such termination of employment is also a “Separation from Service” (as determined in accordance with Section 409A of the Code).
(a)	Termination by the Company for Cause or Resignation by the Executive without Good Reason. If, during the Employment Term, the Executive’s employment is terminated by Company for Cause, or if the Executive resigns without Good Reason, the Executive will not be eligible to receive Base Salary or to participate in any Employee Plans with respect to future periods after the date of such termination or resignation, except that the Executive shall have the right to receive accrued but unpaid cash compensation as provided under this Agreement and any Employee Plan (including the SERP) in accordance with the terms of this Agreement and such Employee Plan (including the SERP) and applicable law.

(b)	Termination by the Company Without Cause or Resignation by the Executive for Good Reason.

If, during the Initial Employment Term or any Renewal Term if the Employment Term is extended, the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, in full satisfaction of the Executive’s rights and any benefits the Executive might be entitled to under this Agreement, the Executive will be entitled to receive from the Company:
(i)	the Executive’s accrued, but unpaid, Base Salary, Perquisite Allowance and vacation pay through the date of termination of employment, payable in accordance with the Company’s normal payroll practices and other benefits as provided under this Agreement or any Employee Plan, including the SERP, all in accordance with the terms of this Agreement or such Employee Plan including the SERP and applicable law;

(ii)	continuation of his Base Salary and Perquisite Allowance in effect immediately prior to the termination of his employment, which payments will be paid to the Executive in equal installments on the regular payroll dates under the Company’s payroll practices applicable to the Executive at the time of termination for the duration of the Payment Period, and each such payment will be a separate payment and not one of a series of payments for purposes of Section 409A of the Code;

Any obligation of Company to make any payment pursuant to Section 9(b)(ii) is conditioned upon the Executive first delivering to Company a release in the form customarily used for the termination of executives (the “Release”) within 30 calendar days after termination of the Executive’s employment, with all periods for revocation expired (the “Release Effective Date”);

(iii)	a pro rata payment of the Annual Bonus Award at the Target payout rate under the then current bonus plan adopted by the Compensation Committee, for the portion of the Company’s fiscal year prior to the date of termination of his employment;

(iv)	Unvested LTIP awards shall fully vest and be deemed earned by the Executive and shall be paid to the Executive in accordance with Section 4(c)(v) above; and

(v)	continuation of life, disability, health and welfare benefits at the levels in effect as of the Termination Date at no additional cost to the Executive than that which was in effect as of the Termination Date (subject to annual increases applicable to all management employees) for a period of one year; providing that such benefits shall be reduced to the extent comparable benefits are made available to the Executive from a successor employer, and the Executive shall be obligated to report such benefits to the Company.
(c)	Termination by Death or Disability. If the Executive dies or becomes Disabled during the Employment Term, the Executive’s employment will terminate and the Executive or the Executive’s beneficiary or if none, the Executive’s estate, as the case may be, will be entitled to receive from the Company, the rights described in Section 9(b)(i), (ii), (iii) (but Annual Bonus Award only through the termination of employment) and (iv).

(d)	Termination by Retirement. If following the expiration of the Initial Employment Term or the applicable Renewal Term, the Executive or the

Company elects not to extend the Employment Term for either the first Renewal Term of the last Renewal Term, the Executive will be entitled to receive from the Company the rights and benefits described in Section 9(b)(i), (iii) (but Annual Bonus Award only through the termination of employment) and (iv).

(e)	No Mitigation Obligation. No amounts paid under Section 9 will be reduced by any earnings that the Executive may receive from any other source.

(f)	Forfeiture. Notwithstanding the foregoing, any right of the Executive to receive termination payments and benefits hereunder will be forfeited for payments due from and after any material breach of Section 11, 12, 13, 14 or 16 by the Executive.

(g)	Section 409A Delay. Notwithstanding any provisions of Section 9 to the contrary, if the Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to procedures adopted by the Company) at the time of his Separation from Service and if any portion of the payments or benefits to be received by the Executive under Section 9 upon his separation from service would be considered deferred compensation under Section 409A, then the following provisions will apply to the relevant portion:
(i)	Each portion of such payments and benefits that would otherwise be payable pursuant to Section 9 during the six-month period immediately following the Executive’s Separation from Service (the “Delayed Period”) will instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date the Executive incurs a Separation from Service and (ii) the Executive’s death (the applicable date, the “Permissible Payment Date”);

(ii)	With respect to any amount of expenses eligible for reimbursement under Section 9, such expenses will be reimbursed by the Company within 30 calendar days (or, if applicable, on the Permissible Payment Date) following the date on which the Company receives the applicable invoice from the Executive (and approves such invoice) but in no event later than December 31 of the year following the year in which the Executive incurs the related expenses;

(iii)	Payments delayed under Section 9 (other than the delayed settlement of equity-based awards subject to Section 409A) as a result of the application of Section 409A will not accrue interest. In no event will the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will the Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit; and

(iv)	Each payment under this Agreement will be considered a “separate payment” and not of a series of payments for purposes of Section 409A.
10.	Director’s and Officer’s Insurance; Indemnification. In addition to any rights to indemnification to which the Executive is entitled under the Company’s Restated Certificate of Incorporation and Bylaws, the Company shall indemnify the Executive at all times during and after the Employment Term to the maximum extent permitted under the Delaware Business Corporation Act or any successor provision thereof in accordance with applicable law for the Executive’s action or inaction on behalf of the Company while an employee. Further, Executive shall be covered within the provisions of Director’s and Officer’s Insurance purchased by the Company in accordance with the terms of such policies.

11.	Confidential Information; Statements to Third Parties.
(a)	During the Employment Term and for twelve (12) months following termination of the Executive’s employment, the Executive acknowledges that:
(i)	all information, whether or not reduced to writing (or in a form from which information can be obtained, translated, or derived into reasonably usable form) or maintained in the mind or memory of the Executive and whether compiled or created by the Company, any of its Subsidiaries or any affiliates of the Company or its Subsidiaries (collectively, the “Company Group”), which derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from the disclosure or use of such information, of a proprietary, private, secret or confidential (including, without exception, inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, sales strategies, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists, trademarks, service marks, copyrights (whether registered or unregistered), artwork, and contacts at or knowledge of customers or prospective customers) nature concerning the Company Group’s business, business relationships or financial affairs (collectively, “Proprietary Information”) shall be the exclusive property of the Company Group: provided however, that such Proprietary Information shall not include any information that (A) has become generally available to the public other than as a result of a disclosure by the Executive, or (B) was available or became known to the Executive prior to the disclosure of such information on a non-confidential basis without breach of any duty of confidentiality from any party to the Company and the Executive.

(ii)	the Proprietary Information of the Company Group gained by the Executive during the Executive’s association with the Company Group was or will be developed by and/or for the Company Group through substantial expenditure of time, effort and money and constitutes valuable and unique property of the Company Group;

(iii)	reasonable efforts have been put forth by the Company Group to maintain the secrecy of its Proprietary Information;

(iv)	such Proprietary Information is and will remain the sole property of the Company Group; and

(v)	any retention or use by the Executive of Proprietary Information after the termination of the Executive’s services for the Company Group or any non-renewal will constitute a misappropriation of the Company Group’s Proprietary Information.
(b)	The Executive further acknowledges and agrees that he will take all affirmative steps reasonably necessary or required by the Company to protect the Proprietary Information from inappropriate disclosure during and after his employment with the Company.

(c)	The Executive further agrees that all documents or computer files containing Proprietary Information in the Executive’s custody or possession will be delivered to the Company (to the extent the Executive has not already returned) in good condition, on or before five business days subsequent to the earlier of: (i) a request by the Company or (ii) the Executive’s termination of employment for any reason or Cause, including for non-renewal of this Agreement, Disability, termination by the Company or termination by the Executive.

(d)	The Executive further agrees that his obligation not to disclose or to use information and materials of the types set forth in Sections 11(a), 11(b) and 11(c) above, and his obligation to return materials and tangible property, set forth in Section 11(c) above, also extends to such types of information, materials and tangible property of customers of the Company Group, consultants for the Company, suppliers to the Company, or other third parties who may have disclosed or entrusted the same to the Company or to the Executive.

(e)	Further, the Executive acknowledges that his obligation of confidentiality will survive, regardless of any other breach of this Agreement or any other agreement, by any party hereto, until and unless such Proprietary

Information of the Company Group has become, through no fault of the Executive, generally known to the public. In the event that the Executive is required by law, regulation, or court order to disclose any of the Company Group’s Proprietary Information, the Executive will promptly notify the Company prior to making any such disclosure to facilitate the Company seeking a protective order or other appropriate remedy from the proper authority. The Executive further agrees to cooperate with the Company at no cost to the Executive in seeking such order or other remedy and that, if the Company is not successful in precluding the requesting legal body from requiring the disclosure of the Proprietary Information, the Executive will furnish only that portion of the Proprietary Information that is legally required, and the Executive at the sole cost and expense of the Company, will exercise all legal efforts to obtain reliable assurances that confidential treatment will be accorded to the Proprietary Information.

(f)	The Executive’s obligations under this Section 11 are in addition to, and not in limitation of, all other obligations of confidentiality under the Company’s policies, general legal or equitable principles or statutes.

(g)	During the Employment Term, other than in connection with the performance of his duties hereunder, and following his termination of employment:
(i)	the Executive will not, directly or indirectly, make or cause to be made any statements, including but not limited to, comments in books or printed media, to any third parties criticizing or disparaging the Company Group or commenting on the character or business reputation of the Company Group and resulting in a material adverse impact upon the Company. Without the prior written consent of the Board, unless otherwise required by law, the Executive will not (A) publicly comment in a manner materially adverse to the Company Group concerning the status, plans or prospects of the business of the Company Group or (B) publicly comment in a manner materially adverse to the Company Group concerning the status, plans or prospects of any existing, threatened or potential claims or litigation involving the Company Group;

(ii)	the Company will comply with its policies regarding public statements with respect to the Executive and any such statements will be deemed to be made by the Company only if made or authorized by a member of the Board or a senior executive officer of the Company; and any such statements made or authorized by a member of the Board or senior executive officer pertaining to the Executive, however disseminated, delivered or conveyed, shall not criticize or disparage the Executive or be negative or adverse with regard to the character, performance or reputation of the Executive;

(iii)	nothing herein precludes honest and good faith reporting by the Executive to appropriate Company or legal enforcement authorities; and

(iv)	The Executive acknowledges and agrees that a violation of the foregoing provisions of this Section 11 would cause irreparable harm to the Company Group, and that the Company’s remedy at law for any such violation would be inadequate. In recognition of the foregoing, the Executive agrees that, in addition to any other relief afforded by law or this Agreement, including damages sustained by a breach of this Agreement and any forfeitures under Section 9(f), and without the necessity or proof of actual damages, the Company will have the right to enforce this Agreement by specific remedies, which will include, among other things, temporary and permanent injunctions, it being the understanding of the undersigned parties hereto that damages, the forfeitures described above and injunctions will all be proper modes of relief and are not to be considered as alternative remedies.
12.	Non-Competition. In consideration of the Company entering into this Agreement, for a period commencing on the Effective Date and ending on the expiration of the Restricted Period:
(a)	The Executive covenants and agrees that the Executive will not, directly or indirectly, engage in any activities on behalf of or have an interest in any Competitor of the Company Group, whether as an owner, investor, executive, manager, employee, independent consultant, contractor, advisor, or otherwise. The Executive’s ownership of less than one percent (1%) of any class of stock in a publicly traded corporation will not be a breach of this paragraph.

(b)	A “Competitor” is any entity doing business directly or indirectly (e.g., as an owner, investor, provider of capital or otherwise) in the United States including any territory of the United States (the “Territory”) that provides products and/or services that are the same or similar to the products and/or services that are currently being provided at the time of Executive’s termination or that were provided by the Company Group during the two-year period prior to the Executive’s separation from service with the Company Group or the non-renewal of this Agreement.

(c)	The Executive acknowledges and agrees that due to the continually evolving nature of the Company Group’s industry, the scope of its business and/or the identities of Competitors may change over time. The Executive further acknowledges and agrees that the Company Group markets its products and services on a nationwide basis, encompassing the Territory and that the restrictions imposed by this covenant, including the geographic scope, are reasonably necessary to protect the Company Group’s legitimate interests.

(d)	The Executive covenants and agrees that should a court at any time determine that any restriction or limitation in this Section 12 is unreasonable or unenforceable, it will be deemed amended so as to provide the maximum protection to the Company Group and be deemed reasonable and enforceable by the court.
13.	Non-Solicitation. In consideration of the Company entering into this Agreement, for a period commencing on the date on which the Executive’s employment terminates for any reason and ending on the expiration of the Restricted Period, the Executive hereby covenants and agrees that he will not, directly or indirectly, individually or on behalf of any other person or entity do any of the following:
(a)	hire or employ or assist in hiring or employing any person who was at any time during the last 18 months of the Executive’s employment an employee, representative or agent of any member of the Company Group or solicit, aid, induce or attempt to solicit, aid, induce or persuade, directly or indirectly, any person who is an employee, representative, or agent of any member of the Company Group to leave his or her employment with any member of the Company Group to accept employment with any other person or entity provided, however, the foregoing shall not prohibit advertisements for employment placed in newspapers or other media of general circulation to the general public;

(b)	induce any person who is an employee, officer or agent of the Company Group, or any of its affiliated, related or subsidiary entities to terminate such relationship;

(c)	solicit any customer of the Company Group, or any person or entity whose business the Company Group had solicited during the 180-day period prior to termination of the Executive’s employment for purposes of business which is competitive to the Company Group within the Territory; or

(d)	For purposes of this Section 13, the term “solicit or persuade” includes, but is not limited to, (i) initiating communications with an employee of the Company Group relating to possible employment, (ii) offering bonuses or additional compensation to encourage an employee of the Company Group to terminate his employment, and (iii) referring employees of the Company Group to personnel or agents employed by competitors, suppliers or customers of the Company Group.
14.	Developments.

(a)	The Executive acknowledges and agrees that he will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, mask works, and works of authorship, whether patentable or copyrightable or not, (i) which relate to the Company’s business and have heretofore been created, made, conceived or reduced to practice by the Executive or under his direction or jointly with others, and not assigned to prior employers, or (ii) which have utility in or relate to the Company’s business and are created, made, conceived or reduced to practice by the Executive or under his direction or jointly with others during his employment with the Company, whether or not during normal working hours or on the premises of the Company (all of the foregoing of which are collectively referred to in this Agreement as “Developments”).

(b)	The Executive further agrees to sign the Company’s Standard Invention and Disclosure Agreement as required of all new employees.

(c)	The Executive further agrees to cooperate fully with the Company, both during and his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and other countries) relating to Developments. The Executive will not be required to incur or pay any costs or expenses in connection with the rendering of such cooperation.
15.	Remedies. The Executive and the Company agree that the covenants contained in Sections 11, 12, 13 and 14 are reasonable under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction any such covenant is not reasonable in any respect, such court will have the right, power and authority to sever or modify any provision or provisions of such covenants as to the court will appear not reasonable and to enforce the remainder of the covenants as so amended. The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of the Executive’s obligations under Sections 11, 12, 13 and 14 would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law, in equity or under this Agreement, upon adequate proof of the Executive’s violation of any such provision of this Agreement, the Company will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

16.	Continued Availability and Cooperation.
(a)	Following termination of the Executive’s employment, the Executive will, at no cost to the Executive, but at the sole cost and expense of the

Company, cooperate fully with the Company and with the Company’s counsel in connection with any present and future actual or threatened litigation, administrative proceeding or investigation involving the Company that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of the Executive’s employment by the Company. Cooperation will include, but is not limited to:
(i)	Making himself reasonably available for interviews and discussions with the Company’s counsel as well as for depositions and trial testimony;

(ii)	if depositions or trial testimony are to occur, making himself reasonably available and cooperating in the preparation therefore, as and to the extent that the Company or the Company’s counsel reasonably requests;

(iii)	refraining from impeding in any way the Company’s prosecution or defense of such litigation or administrative proceeding; and

(iv)	cooperating fully in the development and presentation of the Company’s prosecution or defense of such litigation or administrative proceeding.
(b)	The Company will reimburse the Executive for reasonable travel, lodging, telephone and similar expenses, as well as reasonable attorneys’ fees (if independent legal counsel is necessary or otherwise reasonably requested by the Executive), incurred in connection with any cooperation, consultation and advice rendered under this Agreement. Any reimbursement or provision of in-kind benefits made during the Executive’s lifetime pursuant to the terms of this Section 16(b) will be made as soon as possible but in no event later than December 31st of the year following the year in which the Executive incurs the expense. In no event will the amount of expenses so reimbursed, or in-kind benefits provided, by the Company in one year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Each provision of reimbursement of expenses or in-kind benefit pursuant to this Section 16(b) will be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code.
17.	Dispute Resolution.
(a)	In the event that the Parties are unable to resolve any controversy or claim arising out of or in connection with this Agreement or breach thereof, either Party will refer the dispute to binding arbitration, which will be the exclusive forum for resolving such claims. Such arbitration will be administered by the American Arbitration Association (“AAA”) pursuant to its Rules and Procedures for Resolution of Employment Disputes and governed by Delaware law. The arbitration will be conducted by a single arbitrator selected by the Parties according to the rules of AAA. In the event that the Parties fail to agree on the selection of the arbitrator within 30 days after either Party’s request for arbitration, the arbitrator will be chosen by AAA. The arbitration proceeding will commence on a mutually agreeable date within 90 days after the request for arbitration, unless otherwise agreed by the Parties, and in the location where the Executive worked during the six months immediately prior to the request for arbitration if that location is in Ohio and if not, the location will be Ohio, unless the Parties agree otherwise.

(b)	The Parties agree that each will bear their own costs and attorneys’ fees. The arbitrator will not have authority to award attorneys’ fees or costs to any Party.

(c)	The arbitrator will have no power or authority to make awards or orders granting relief that would not be available to a Party in a court of law. The arbitrator’s award is limited by and must comply with this Agreement and applicable federal, state, and local laws. The decision of the arbitrator will be final and binding on the Parties.

(d)	Notwithstanding the foregoing, no claim or controversy for injunctive or equitable relief contemplated by or allowed under applicable law pursuant to Sections 11, 12, 13 and 14 of this Agreement will be subject to arbitration under this Section 17, but will instead be subject to determination in a court of competent jurisdiction in Ohio, which court will apply Delaware law consistent with Section 22 of this Agreement, where either Party may seek injunctive or equitable relief.
18.	Other Agreements. No agreements (other than the agreements evidencing any grants of equity awards) or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or other agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, pertaining to the subject matter hereof, which are not embodied herein, and that no prior and/or contemporaneous agreement, statement or promise pertaining to the subject matter hereof that is not contained in this Agreement will be valid or binding on either party. In the event of any inconsistency between this Agreement and any other agreement which binds or benefits the Executive and the Company, including any incentive plan, Employee Plan or benefit plan, this Agreement shall supersede, govern and control unless otherwise required by applicable law.

19.	Withholding of Taxes. The Company will withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

20.	Successors and Binding Agreement.
(a)	The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

(b)	This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs and legatees.

(c)	This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 20(a) and 20(b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 20(c), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.
21.	Notices. All communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express or UPS, addressed to the Company (to the attention of the General Counsel of the Company) at its principal executive offices and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

22.	Governing Law and Choice of Forum.
(a)	This Agreement will be construed and enforced according to the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

(b)	To the extent not otherwise provided for by Section 17 of this Agreement, the Executive and the Company consent to the jurisdiction of all state and federal courts located in Ohio, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for the purpose of any suit, action, or other proceeding arising out of, or in connection with, this Agreement or that otherwise arise out of the employment relationship. Each party hereby expressly waives any and all rights to bring any suit, action, or other proceeding in or before any court or tribunal other than the courts described above and covenants that it will not seek in any manner to resolve any dispute other than as set forth in this paragraph. Further, the Executive and the Company hereby expressly waive any and all objections either may have to venue, including, without limitation, the inconvenience of such forum, in any of such courts. In addition, each of the Parties consents to the service of process by personal service or any manner in which notices may be delivered hereunder in accordance with this Agreement.
23.	Validity/Severability. If any provision of this Agreement or the application of any provision is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal. To the extent any provisions held to be invalid, unenforceable or otherwise illegal cannot be reformed, such provisions are to be stricken and the remainder of this Agreement will be binding on the parties and their successors and assigns as if such invalid or illegal provisions were never included in this Agreement from the first instance.

24.	Survival of Provisions. Notwithstanding any other provision of this Agreement, the parties’ respective rights and obligations under Sections 9, 10, 11, 12, 13, 14, 15, 16, 17, 19, 23 and 27 will survive any termination or expiration of this Agreement or the termination of the Executive’s employment.

25.	Representations and Acknowledgements.
(a)	The Executive hereby represents that, except as he has disclosed in writing to the Company with regard to his employment contract with Hayes Lemmerz International, Inc. and any agreements associated with his employment or retirement from Ford Motor Company, he is not subject to any restriction of any nature whatsoever on his ability to enter into this Agreement or to perform his duties and responsibilities hereunder, including, but not limited to, any covenant not to compete with any former employer, any covenant not to disclose or use any non-public information acquired during the course of any former employment or any covenant not to solicit any customer of any former employer.

(b)	The Executive hereby represents that, except as he has disclosed in writing to the Company with regard to his employment agreement with Hayes Lemmerz International, Inc. and any agreements associated with his employment or retirement from Ford Motor Company, he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Executive’s employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.

(c)	The Executive further represents that, to the best of his knowledge, his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement with another party, including without limitation any agreement to keep in confidence proprietary information, knowledge or data the Executive acquired in confidence or in trust prior to his employment with the Company, and that he will not knowingly disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

(d)	The Executive hereby represents and agrees that, during the Restricted Period, if the Executive is offered employment or the opportunity to enter into any business activity, whether as owner, investor, executive, manager, employee, independent consultant, contractor, advisor or otherwise, the Executive will inform the offeror of the existence of Sections 11, 12, 13 and 14 of this Agreement and provide the offeror a copy thereof.
26.	Compliance with Code Section 409A. It is intended that any amounts payable under this Agreement and the Company’s and the Executive’s exercise of authority or discretion hereunder will comply with the provisions of Section 409A of the Code and the treasury regulations relating thereto so as not to subject the Executive to the payment of the additional tax, interest and any tax penalty which may be imposed under Code Section 409A. Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of Treasury or the Internal Revenue Service. Notwithstanding the foregoing, no particular tax result for the Executive with respect to any income recognized by the Executive in connection with the Agreement is guaranteed, and the Executive will be responsible for any taxes, penalties and interest imposed on him under or as a result of Section 409A of the Code in connection with the Agreement.

27.	Amendment; Waiver. Except as otherwise provided herein, this Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by both Parties hereto. No waiver by either Party at any time of any breach by the other Party hereto or compliance with any condition or provision of this Agreement to be performed by such other Party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

28.	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement. The Recitals and any attachments to this Agreement are by this reference incorporated into and made a part of this Agreement.

29.	Headings. Unless otherwise noted, the headings of sections herein are included solely for convenience of reference and will not control the meaning or interpretation of any of the provisions of this Agreement.

30.	Defined Terms.
(a)	“Bylaws” means the Amended and Restated Dana Holding Corporation Bylaws, as may be amended from time to time.

(b)	“Cause” will mean:
(i)	Any act or omission constituting a material breach by the Executive of any provisions of this Agreement that has not been cured within thirty (30) days after written notice to the Executive describing the breach and the nature of the conduct necessary to cure the breach;

(ii)	The willful failure by the Executive to perform his duties hereunder (other than any such failure resulting from the Executive’s Disability), after demand for performance is delivered by Company that identifies in reasonable detail the manner in which Company believes the Executive has not performed his duties, if, within 30 calendar days of such demand, the Executive fails to cure any such failure capable of being cured;

(iii)	Any intentional act or misconduct materially injurious to Company or any Subsidiary, financial or otherwise, or any act of misappropriation, fraud including with respect to Company’s accounting and financial statements, embezzlement or conversion by the Executive of Company’s or any of its Subsidiary’s property;

(iv)	The conviction (or plea of no contest) of the Executive for any felony, including any felony involving fraud, moral turpitude, embezzlement or theft;

(v)	The commission of any violation of any antifraud provision of federal or state securities laws; or

(vi)	Alcohol or prescription or other drug abuse substantially affecting work performance.
(c)	“Restated Certificate of Incorporation” means the Certificate of Incorporation of Dana Holding Corporation, as may be amended from time to time.

(d)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, including any rules and regulations promulgated thereunder, along with Treasury and IRS Interpretations thereof. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

(e)	“Disability” or “Disabled” will mean the Executive’s incapacity due to physical or mental illness to substantially perform his duties and the essential functions of his position, with or without reasonable accommodation, on a full-time basis for six months as determined by the Board in its reasonable discretion, and within 30 days after a notice of termination is thereafter given by the Company, the Executive will not have returned to the full-time performance of the Executive’s duties; provided, however, if the Executive disputes a determination to terminate his employment because of Disability, the question of the Executive’s disability will be subject to the certification of a qualified medical doctor selected by the Company and the Executive. The costs of such qualified medical doctor will be paid for by the Company.

(f)	“Employment Term” means the Initial Employment Term and any Renewal Term.

(g)	“Good Reason” means (i) a reduction in the Executive’s Base Salary or benefits (other than reductions applied similarly to all of the Company’s senior executives; (ii) failure to pay or provide any of the compensation set forth in this Agreement (except for reductions applied similarly to all of the Company’s senior executives), (iii) a material adverse change by the Company in the Executive’s title, position, authority or reporting relationships within the Company (and which shall not include any additional duties assigned to the Executive based his past experience and background); and (iv) a failure by the Company to comply with any material provision of this Agreement, which failure is not cured (if capable of cure) within 15 days (or in any event after 45 days if not capable of cure within 15 days) after written notice of such non-compliance by the Company.

(h)	“LTIP” means the Company’s 2008 Omnibus Incentive Plan, effective December 26, 2007 as may be amended from time to time, or any successor plan, program or arrangement thereto.

(i)	“Payment Period” means the 12-month period following the Executive’s termination of employment.

(j)	“Restricted Period” means the 12-month period following the Executive’s date of termination of employment with the Company for any reason or Cause, including for non-renewal of this Agreement, Disability, termination by the Company or termination by the Executive.

(k)	“STIP” means the Company’s Short-Term Incentive Plan (also known as the “Annual Incentive Plan”), effective December 26, 2007, as may be amended from time to time, or any successor plan, program or arrangement thereto.

(l)	“Subsidiary” will mean any entity, corporation, partnership (general or limited), limited liability company, entity, firm, business organization, enterprise, association or joint venture in which the Company directly or indirectly controls ten percent (10%) or more of the voting interest.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by an officer pursuant to the authority of its Board, and the Executive has executed this Agreement, as of the day and year first written above.

DANA HOLDING CORPORATION
By:	/s/ Robert H. Marcin
Robert H. Marcin
Chief Administrative Officer

/s/ James A. Yost
James A. Yost